EXHIBIT 3.2

Ontario Corporation Number Numéro de Ia sociéte en Ontario 2304101

ARTICLES OF AMENDMENT STATUTS DE MODIFICATION
Form 3
Business Corporations	1.	The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS) Dénomination sociale actuelle de Ia société: (Ecrire en LETTRES MAJUSCULES SEULEMENT)
Act
Formule 3 Loi sur les sociétés par actions		2 3 0 4 1 0 1 O N T A R I O I N C .

	2.	The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS) Nouvelle dénomination sociale de Ia société(s'il y a lieu): (Écrire en LETTRES MAJUSCULES SEULEMENT)

	3.	Date of incorporation/amalgamation: Date de Ia constitution ou de Ia fusion:

2011/10/31
(Year/Month/Day) (année, mois, jour)

	4.	Complete only if there is a change in the number of directors or the minimum I maximum number of directors
II faut remplir cette partie seulement si le nombre d'administrateurs ou si le nombre minimal ou maximal d'administrateurs a changé.

Number of directors is/are:	or	minimum and maximum number of directors is/are:
Nombre d'administrateurs:	ou	nombres minimal et maximum d'administrateurs:

Number	or	minimum and maximum
Nombre	ou	minimal et maximum

5.	The articles of the corporation are amended as follows:
Les statuts de Ia societe sont modifies de Ia far;on suivante:

(A) By inserting the following rights, privileges, restrictions and conditions for the existing Common Shares:

1A

Common Shares

The rights, privileges, restnctwns and conditions attaching to the Common Shares of the Corporation are as follows:

(1) Voting Rights: Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and at all such meetings shall be entitled to ONE (I) vote in respect of each Common Share held by such holder.

(2) Dividends: The holders of Common Shares shall be entitled to receive and the Corporation shall pay to them, as and when declared by the board of directors of the Corporation, such dividends as the board of directors of the Corporation may, in their complete and unfettered discretion, from time to time declare on the Common Shares and, for greater certainty, the board of directors of the Corporation may from time to time declare dividends to be payable on the Common Shares to the exclusion of any other class of shares in the Corporation.

(3) Dissolution: In the event of any liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of Common Shares shall be entitled, subject to the rights of holders of shares of any class ranking prior to the Common Shares (if any), to receive the remaining property or assets of the Corporation, pari passu with the holders of other "Common Shares".

(4) Purchase for Cancellation:

(a) Subject to applicable law, the Corporation may at any time or times purchase (if obtainable by contractual right or otherwise) for cancellation all or any part of the Common Shares outstanding from time to time at the lowest price or prices at which in the opinion of the directors such shares are obtainable; and, for greater certainty, the Corporation may from time to time purchase for cancellation all or any part of the Common Shares outstanding to the exclusion of any other class of shares in the Corporation.

(b) If upon any invitation for tenders the Corporation shall receive tenders of Common Shares at the same lowest price which the Corporation may be willing to pay in an aggregate number greater than the number for which the Corporation is prepared to accept, the Common Shares so tendered shall be purchased as nearly as may be pro rata (disregarding fractions) according to the number of Common Shares so tendered by each of the holders of Common Shares who submitted tenders at the said same lowest price.

(B) By creating an unlimited number of Non-Voting Common Shares with the rights, privileges, restrictions and conditions as hereinafter described:

Non-Voting Common Shares

The rights, privileges, restrictions and conditions attaching to the Non-Voting Common Shares of the Corporation are as follows:

(1) Voting Rights: Except as provided by law, and as hereinafter specifically provided, the holders of the Non-Voting Common Shares shall not be entitled to receive notice of or to vote at any meetings of shareholders but shall be entitled to receive notice of any meeting of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all the property of the Corporation other than in the ordinary course of business of the Corporation.

1B

(2) Dividends: The holders of Non-Voting Common Shares shall be entitled to receive and the Corporation shall pay to them, as and when declared by the board of directors of the Corporation, such dividends as the board of directors of the Corporation may, in their complete and unfettered discretion, from time to time declare on the Non-Voting Common Shares and, for greater certainty, the board of directors of the Corporation may from time to time declare dividends to be payable on the Non-Voting Common Shares to the exclusion of any other class of shares in the Corporation.

(3) Dissolution: In the event of any liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of Non-Voting Common Shares shall be entitled, subject to the rights of holders of shares of any class ranking prior to the Non-Voting Common Shares (if any), to receive the remaining property or assets of the Corporation, pari passu with the holders of other "Common Shares".

(4) Purchase for Cancellation:

(a) Subject to applicable law, the Corporation may at any time or times purchase (if obtainable by contractual right or otherwise) for cancellation all or any part of the Non-Voting Common Shares outstanding from time to time at the lowest price or prices at which in the opinion of the directors such shares are obtainable; and, for greater certainty, the Corporation may from time to time purchase for cancellation all or any part of the Non-Voting Common Shares outstanding to the exclusion of any other class of shares in the Corporation.

(b) If upon any invitation for tenders the Corporation shall receive tenders of Non-Voting Common Shares at the same lowest price which the Corporation may be willing to pay in an aggregate number greater than the number for which the Corporation is prepared to accept, the Non-Voting Common Shares so tendered shall be purchased as nearly as may be pro rata (disregarding fractions) according to the number of Non-Voting Common Shares so tendered by each of the holders of Non-Voting Common Shares who submitted tenders at the said same lowest price.

For greater certainty, reference herein to "Common Shares", without anything further, shall mean (i) the Common Shares, and (ii) the Non-Voting Common Shares.

6.	The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.
La modification a ete dOment autorisee conformement aux articles 168 et 170 (selon le cas) de Ia loi sur les societes par actions.

7.	The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on
Les actionnaries ou les administrateurs (selon le cas) de Ia societe ont approuve Ia resolution autorisant Ia modification le

2011/11/21
(Year, Month, day) (annee, mois, jour')

These articles are signed in duplicate.
Les presents statuts sont signes en double exemplaire.

2304101 ONTARIO INC.
(Print name of corporation from Article 1 on page 1) (Veuillez ecrir le nom de Ia societe de /'article un Ala page une)

By/ Par:		SCOTT L. WOODROW, DIRECTOR
	(Signature) (Signature)	(Description of Office) (Fonction)